                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CATALINA MARKETING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     [CATALINA MARKETING CORPORATION LOGO]

                            NOTICE OF ANNUAL MEETING
                                 TO BE HELD ON
                                 JULY 22, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of CATALINA MARKETING CORPORATION, a Delaware corporation (herein called the "Company"), will be held at the offices of the Company, 11300 9th Street North, St. Petersburg, Florida 33716 on Tuesday, July 22, 1997 at 9:00 AM (the "Annual Meeting") for the following purposes:

     1. To elect three Class III Directors;

     2. To approve an amendment to the Company's Amended and Restated 1989 Stock Option Plan (the "Option Plan") to increase by 1,250,000 the number of shares of the Company's common stock available under the Option Plan for the grant of options, and the issuance of shares upon exercise thereof;

     3. To approve an amendment to the Option Plan to provide for the acceleration of options if an optionee's employment is terminated under certain circumstances following a sale of the Company;

     4. To ratify and approve the Company's independent public accountants for fiscal 1998; and

     5. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on June 3, 1997 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the offices of the Company, 11300 9th Street North, St. Petersburg, Florida 33716, and will also be available for examination at the Annual Meeting until its adjournment.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                          By Order of the Board of Directors,

                                          /s/ GEORGE W. OFF
                                          George W. Off
                                          President and Chief Executive Officer
St. Petersburg, Florida
June 19, 1997

IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

                                PROXY STATEMENT

                         CATALINA MARKETING CORPORATION
                             11300 9TH STREET NORTH
                         ST. PETERSBURG, FLORIDA 33716
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JULY 22, 1997
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CATALINA MARKETING CORPORATION, a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Stockholders to be held on Tuesday, July 22, 1997 at 9:00 AM at the Company's offices, 11300 9th Street North, St. Petersburg, Florida 33716, and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 11300 9th Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. In addition to this solicitation, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. The Company may, but does not currently plan to, engage a proxy solicitation firm in connection with the solicitation of proxies. The expense of any such engagement is not expected to exceed $10,000. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company will be mailed on or about June 19, 1997 to each stockholder of record as of the close of business on June 3, 1997.

                             VOTING AT THE MEETING

     The Company had 18,236,211 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of June 3, 1997. Holders of record of shares of Common Stock at the close of business on June 3, 1997 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote thereon are required to approve the proposals set forth herein. For such purpose, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against each such proposal. Also, for these purposes, broker non-votes are not counted as shares eligible to vote and therefore have no effect. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                      NOMINATION AND ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     The persons named in the enclosed proxy will vote FOR the three nominees named below under "Nominees for Directors" as the three Class III Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class III Directors. Each Class III Director is to hold office until the 2000 Annual Meeting of Stockholders and until his or her respective successor is duly qualified and elected.

     The names and certain information concerning the persons to be nominated to become directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR DIRECTORS". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

     The directors and nominees for director of the Company and executive officers and other significant employees of the Company as of the date of this Proxy Statement, are as follows:

Tommy D. Greer...........................   65   Chairman of the Board
George W. Off............................   50   Chief Executive Officer, President and Director
Daniel D. Granger........................   48   Executive Vice President, Sales and President,
                                                 Catalina Marketing Services Division ("CMS")
Philip B. Livingston.....................   40   Senior Vice President and Chief Financial Officer
Michael G. Bechtol.......................   40   Executive Vice President, Retail, CMS
David M. Diamond.........................   38   Executive Vice President, Marketing and New
                                                 Applications, CMS
Michael T. McClorey......................   37   President, Health Resource Publishing Company
David L. Van Buskirk.....................   47   President, Catalina Marketing International
                                                 Division
Frank H. Barker..........................   66   Director
Frederick W. Beinecke....................   54   Director
Patrick W. Collins.......................   68   Director
Stephen I. D'Agostino....................   63   Director
Thomas G. Mendell........................   50   Director
Helene Monat.............................   50   Director
Thomas W. Smith..........................   69   Director
Michael B. Wilson........................   60   Director

     The Board of Directors is divided into three classes, with each class holding office for staggered three year terms. The terms of Class I Directors Frank H. Barker, Patrick W. Collins and George W. Off expire in 1998, the terms of Class II Directors Frederick W. Beinecke, Tommy D. Greer, Helene Monat and Thomas W. Smith expire in 1999 and the terms of Class III Directors Stephen I. D'Agostino, Thomas G. Mendell and Michael B. Wilson expire in 1997. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the officers or directors of the Company.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

     During the fiscal year ended March 31, 1997, the Board of Directors held a total of five meetings. Each member of the Board of Directors attended more than 75% of the meetings of the Board and of the committees of which he or she was a member, other than Patrick W. Collins who attended 50% of the Compensation Committee meetings.

     The standing committees of the Board of Directors are the Compensation Committee, the Director Grant Plan Committee, the Audit Committee and the Nominating Committee.

     The Compensation Committee, which met on four occasions in fiscal 1997, is responsible for: (i) reviewing and recommending to the Board of Directors an integrated compensation and incentive program for all levels of management; (ii) reviewing, approving and recommending to the Board of Directors other employee compensation plans; and, (iii) reviewing and approving compensation plans for members of the Board of Directors. In addition, the Compensation Committee is responsible for: (a) granting options to purchase Company stock pursuant to the Company's Amended and Restated 1989 Stock Option Plan; (b) determining the number of shares subject to options granted and the exercise price per share; and (c) administering such plan pursuant to its terms. Also, the Compensation Committee has full and exclusive discretionary authority to (1) construe, interpret and apply the terms of the Company's Employee Payroll Deduction Stock Purchase Plan; (2) determine eligibility and adjudicate all disputed claims under such Plan; and (3) administer such Plan in accordance with its terms. The Committee currently consists of Frederick W. Beinecke as Chairman, Patrick W. Collins, Thomas G. Mendell and Michael B. Wilson.

     The Director Grant Plan Committee, which did not meet in fiscal 1997, is responsible for administering the 1992 Director Grant Plan pursuant to its terms. The Committee currently consists of Tommy D. Greer as Chairman and George
W. Off.

     The Audit Committee, which met on four occasions in fiscal 1997, is responsible for: (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial and auditing personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Committee currently consists of Stephen I. D'Agostino as Chairman, Frank H. Barker, Helene Monat and Thomas W. Smith.

     The Nominating Committee, which did not meet in fiscal 1997, is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting, and for making recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by stockholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company as well as what particular contribution to the success of the Company such person could be expected to make. The Committee currently consists of Stephen I. D'Agostino as Chairman, Frederick W. Beinecke, Tommy D. Greer and George W. Off.

NOMINEES FOR DIRECTORS

     The following three persons will be placed in nomination for election to the Board of Directors as Class III Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless otherwise stated in the proxy.

     Stephen I. D'Agostino was elected as a director of the Company in February 1988. Mr. D'Agostino is a consumer marketing consultant and was Chairman of Lord Capital Corporation, an investment bank, from January 1989 to December 1991 and Chairman of Texas State Optical Corp., an optical stores franchiser, from August 1990 to December 1991. Mr. D'Agostino is a director of Super Value Stores, Inc., a grocery wholesaler.

     Thomas G. Mendell was elected as a director of the Company in January 1990. Mr. Mendell is a partner of The Beacon Group, a merchant banking firm. Prior to joining The Beacon Group in 1994, Mr. Mendell was a partner of Goldman, Sachs & Co., which he joined in 1974.

     Michael B. Wilson was elected as a director of the Company in January 1993. He was Vice President, Sales and Marketing, Consumer and Commercial Paper Products, for Georgia-Pacific Corporation until his retirement in September 1992. Mr. Wilson also serves on the board of Worldtex, Inc., a covered yarn manufacturer.

OTHER DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     Tommy D. Greer was the Company's Chief Executive Officer from January 1992 until July 1994, after serving as its President and Chief Operating Officer from January 1989 to January 1992. Mr. Greer has been a director of the Company since April 1989 and currently serves as Chairman. Effective January 1997, Mr. Greer's responsibilities were reduced with the President and Chief Executive Officer of the Company assuming certain of Mr. Greer's day to day responsibilities. Before joining the Company, Mr. Greer had been retired. Prior to retirement Mr. Greer spent 25 years at Texize Chemicals Company, a household products manufacturer, where he was responsible for conceptualizing and marketing many popular cleaning products, including Fantastik Spray Cleaner, Spray & Wash, K2R and Glass Plus. Mr. Greer was President of Texize from 1969 to 1975.

     George W. Off, one of the Company's founders, became the President and Chief Executive Officer in July 1994. Prior to that, Mr. Off was President and Chief Operating Officer since October 1992, after serving as its Executive Vice President from April 1990 to October 1992. Mr. Off was re-elected as a director of the Company in October 1992 after serving in that capacity from 1983 until January 1990.

     Daniel D. Granger became Executive Vice President, Sales, of the Company and President of CMS, a business unit of the Company, in January 1996. Prior to such time, Mr. Granger had been employed with the Company for eight years, most recently serving as Chief Executive Officer and President of Catalina Electronic Clearing Services, a business unit of the Company.

     Philip B. Livingston joined the Company as Senior Vice President and Chief Financial Officer in October 1995. From 1993 to 1995 he was Vice President and Chief Financial Officer of Celestial Seasonings, Inc., a manufacturer of specialty tea. From 1989 to 1993 he was Vice President and Chief Financial Officer of Kenetech Corporation, an independent energy company. From 1985 to 1989 he held various financial management positions for Genentech, Inc., a manufacturer of pharmaceutical products. Mr. Livingston is a certified public accountant.

     Michael G. Bechtol has served as Executive Vice President, Retail, CMS, since April 1997. In such capacity Mr. Bechtol directs all retail management activities for the Company's core business in the United States. Mr. Bechtol has been employed by the Company in various capacities since 1986.

     David M. Diamond has served as Executive Vice President, Marketing and New Applications, CMS, since January 2, 1997. Prior to joining the Company, Mr. Diamond was a marketing consultant from 1993 to 1996, served as President of Lamaze Publishing Company from 1991 to 1992, and was Senior Vice President of New Products with ActMedia from 1988 to 1991.

     Michael T. McClorey has been President of Health Resource Publishing Company, a subsidiary of the Company, since April 3, 1995. Mr. McClorey joined the Company in 1986 and has served in a variety of sales and retail management positions for the Company, most recently as a senior vice president.

     David L. Van Buskirk has been President of Catalina Marketing International Division since January 1995. Prior to serving in this capacity, Mr. Van Buskirk held positions in international management and retail operations with the Company. Before joining the Company in March 1990, Mr. Van Buskirk held sales and management positions with IRI, Wetterau Foods and National Tea, a division of Loblaws Cos.

     Frank H. Barker, who was elected as a director of the Company in January 1996, was, until his retirement in January 1996, Corporate Vice President responsible for public relations and government affairs and Company Group Chairman responsible for the ophthalmic business and the health promotion/disease prevention business of Johnson & Johnson. Prior to his retirement, Mr. Barker had been employed by Johnson & Johnson for more than twenty-five years.

     Frederick W. Beinecke was elected as a director of the Company in January 1993, and also served as a director of the Company from 1985 until January 1990. He has been the President of Antaeus Enterprises, Inc. (a venture capital and marketable securities investment company) since 1982. Mr. Beinecke is also a director of several private companies.

     Patrick W. Collins, who was elected as a director of the Company in July 1995, was, until his retirement in March 1994, the Vice Chairman and Chief Operating Officer of Ralphs Grocery Company, and a director of Ralphs from 1988 until March 1994. Prior to his most recent position, Mr. Collins was Ralphs' President from February 1976 until March 1994.

     Helene Monat was elected as a director of the Company in October 1992. Since January 1997 Ms. Monat has served as Vice President, Sales and Marketing of Intelledge Corporation, a marketer of in-store electronic shelf labels and promotional services. From July 1992 until April 1996, Ms. Monat served as the Company's Executive Vice President, Sales. From February 1995 until April 1996, she served as President of Catalina Marketing Services, a business unit of the Company. She was Senior Vice President, Sales, from April 1990 until July 1992 and Vice President, Sales East, prior to that time.

     Thomas W. Smith was elected as a director of the Company in July 1994. Mr. Smith founded and has been President of Prescott Investors, Inc., an investment advisory firm, since 1973. Mr. Smith is on the board of directors of MacDermid, Inc., a distributor of specialty chemicals.

CERTAIN TRANSACTIONS

     During April and May 1996, the Company made short-term loans to Joseph A. Lillis, III, who served as Executive Vice President, Retail and Corporate Development of the Company until his resignation on April 25, 1997, in the aggregate amount of $134,361 in connection with the purchase of a home. The aggregate principal amount was repaid by Mr. Lillis in June 1996. No interest accrued on the principal balance of the loans.

     In 1995, the Company made a short-term loan to Philip B. Livingston, Senior Vice President and Chief Financial Officer of the Company, with a principal balance of $250,000 in connection with the purchase of a home. The principal balance of $250,000 was repaid by Mr. Livingston on August 1, 1996. No interest accrued on the principal balance of the loan prior to repayment.

     In January 1996, the Company and Helene Monat entered into a Consulting Agreement pursuant to which Ms. Monat provides consultative and advisory services to the Company for aggregate annual compensation of $100,000. The Consulting Agreement has a term of three years, expiring in January 1999.

          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 31, 1997, certain information regarding the ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, each of its directors and executive officers and all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                                   OWNED(1)
                  OFFICERS, DIRECTORS AND                     -------------------
                   5 PERCENT STOCKHOLDERS                      NUMBER     PERCENT
                  -----------------------                     ---------   -------
T. Rowe Price Associates (2)................................  1,921,550     9.8%
  100 E. Pratt Street
  Baltimore, MD 21202
The Prudential Insurance Company of America (3).............  1,518,500     7.7%
  Prudential Plaza
  Newark, NJ 07102
Jennison Associates Capital Corp. (3).......................  1,505,500     7.7%
  466 Lexington Avenue
  New York, NY 10017
William Blair & Company, L.L.C..............................  1,491,108     7.6%
  222 West Adams Street
  Chicago, IL 60606
Pilgrim Baxter & Associates (4).............................  1,169,200     5.9%
  1255 Drummers Lane
  Suite 300
  Wayne, PA 19087
Frederick W. Beinecke (5)...................................  1,153,800     5.9%
  c/o Antaeus Enterprises, Inc.
  99 Park Avenue, Suite 2200
  New York, NY 10016
Warburg, Pincus Counsellors, Inc............................  1,089,760     5.6%
  466 Lexington Avenue
  New York, NY 10017
Thomas W. Smith (6).........................................  1,058,624     5.4%
  323 Railroad Avenue
  Greenwich, CT 06830
Antaeus Enterprises, Inc. (5)...............................  1,054,794     5.4%
  99 Park Avenue, Suite 2200
  New York, NY 10016
Tommy D. Greer..............................................    207,858     1.1%
George W. Off...............................................    338,046     1.7%
Daniel D. Granger...........................................     69,242       *
Philip B. Livingston........................................     20,591       *
Frank H. Barker.............................................      1,335       *
Patrick W. Collins..........................................      1,776       *
Stephen I. D'Agostino (7)...................................     74,844       *
Thomas G. Mendell...........................................     11,158       *
Helene Monat (8)............................................    118,750       *
Michael B. Wilson...........................................      3,872       *
Joseph A. Lillis, III (9)...................................     30,275       *
All directors and executive officers as a group (13
  persons)..................................................  3,090,171    15.4%

---------------

* Amount represents less than 1% of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power or investment power with respect to securities. Shares of Common

    Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Greer--140,336, Off--217,500, Granger--62,500, Livingston--18,500
    and Lillis--30,000 and Ms. Monat--80,000, all of which options are exercisable within 60 days of March 31, 1997. The beneficial ownership reported above does not include phantom stock units (each unit being the non-voting economic equivalent to one share of Common Stock) held by certain officers and directors of the Company under the Catalina Marketing Corporation Deferred Compensation Plan as follows: Messrs. Barker--538.25 units, Collins--666 units, D'Agostino--307.41 units, Mendell--598.47 units, Off--3,263.86 units, Smith--2,162.28 units and Wilson--121.93 units and Ms. Monat--2,167.95 units.

(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or shared power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) The Prudential Insurance Company of America ("Prudential") has direct or indirect voting and/or investment discretion with respect to these securities which are held for the benefit of clients by Prudential's separate accounts, internally managed accounts, registered investment companies, subsidiaries and/or other affiliates. For purposes of the reporting requirements of the Exchange Act, Prudential is deemed to be a beneficial owner of such securities; however, Prudential expressly disclaims that it is, in fact, the beneficial owner of such securities. Prudential owns 100% of the stock of Jennison Associates Capital Corp. ("Jennison"). As a result, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and/or dispositive power that Jennison may have with respect to shares of Common Stock beneficially owned by Jennison. The shares reported by Prudential with the Securities and Exchange Commission may include shares held by Jennison. It is unclear, based on a review of Prudential's and Jennison's Schedule 13G filings, whether Prudential's reported ownership includes shares of Common Stock beneficially owned by Jennison.

(4) Pilgrim Baxter & Associates shares voting power with respect to these shares with Harold J. Baxter and Gary L. Pilgrim and, with respect to 1,074,100 of these shares, with the PBHG Growth Fund.

(5) Frederick W. Beinecke, a director of the Company, is the President and a director of Antaeus Enterprises, Inc. ("Antaeus"). The shares listed for Mr. Beinecke include 44,006 shares owned directly by him, 55,000 shares held by a trust for his benefit, and 1,054,794 shares held by Antaeus. Antaeus and Mr. Beinecke may be deemed to be part of a group, together with a trust, that beneficially owns 1,153,800 shares constituting approximately 5.9% of the Company's outstanding shares. Antaeus, Mr. Beinecke, and such trust disclaim membership in such a group. Except for the shares owned directly by each of them, Antaeus and Mr. Beinecke disclaim beneficial ownership of all such shares.

(6) Shares listed for Mr. Thomas W. Smith, a director of the Company, include 100,884 shares owned directly by Mr. Smith, 442,000 shares held by Idoya Partners, a limited partnership of which Mr. Smith is general partner, 419,000 shares held by Prescott Associates, a limited partnership of which Mr. Smith is general partner, 24,400 shares held by Prescott International Partners, a limited partnership of which Mr. Smith is general partner, 19,200 held by Mr. Smith's wife and various other family members, with respect to which he shares voting power, 23,140 shares held in accounts for Mr. Smith's children over which he has trading authority, and 30,000 shares held by Prescott Investors profit sharing account of which Mr. Smith is trustee.

(7) Shares listed for Mr. D'Agostino include 1,900 shares held in an IRA account by his wife. Mr. D'Agostino disclaims beneficial ownership of such shares.

(8) Shares listed for Ms. Monat include 378 shares held in a trust account for the benefit of her child. Ms. Monat disclaims beneficial ownership of such shares.

(9) Mr. Lillis' employment with the Company ceased on April 25, 1997.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during the Company's last fiscal year, other than as reported below. The following persons filed forms late during the 1997 fiscal year: Daniel D. Granger (two occasions), Tommy D. Greer (one occasion) and George W. Off (one occasion).

           AMENDMENTS TO AMENDED AND RESTATED 1989 STOCK OPTION PLAN

                              (PROPOSALS 2 AND 3)

PROPOSAL 2

     Subject to the approval of the Company's stockholders, the Board of Directors of the Company, on April 22, 1997, approved an amendment to the Catalina Marketing Corporation Amended and Restated 1989 Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock available for the grant of options, and for the issuance of shares upon exercise thereof, by 1,250,000 ("Proposal 2"). As reported below, as of April 30, 1997, there were 583,940 shares of Common Stock available for the grant of additional options under the Option Plan. No options have been granted since April 30, 1997. The purpose of Proposal 2 is to assure that the Company has sufficient shares available under the Option Plan to attract or retain excellent employees for the Company. If Proposal 2 is approved, there would be 1,833,940 shares of Common Stock available for the grant of additional options.

     On April 30, 1997, there were 18,205,472 shares of Common Stock outstanding, and 2,320,978 shares of Common Stock were subject to outstanding options. Thus, the proposed increase in shares available for the grant of options under the Option Plan represents approximately 6% of the number of shares currently outstanding and subject to existing options. Since the Company's initial public offering in 1992, the Company has repurchased more shares of Common Stock than have been the subject of newly granted options during the same time period, effectively offsetting the dilutive impact of these option grants.

     The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the meeting will be required to approve Proposal 2. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL 2 TO APPROVE AN AMENDMENT TO THE OPTION PLAN.

PROPOSAL 3

     Subject to the approval of the Company's stockholders, the Board of Directors of the Company has approved an amendment to the Option Plan to provide for the acceleration, upon the termination of an optionee's employment, of vesting of replacement options issued in connection with a sale of all or substantially all of the assets of the Company, the merger of the Company with another corporation where the Company does not survive or the consolidation of the Company with another corporation ("Proposal 3").

     Currently, the Option Plan provides that, in the event that all or substantially all of the assets of the Company are sold, the Company engages in a merger where the Company does not survive or the Company is consolidated with another corporation (referred to herein as a "Corporate Transaction"), each outstanding option will become exercisable (without regard to the vesting provisions thereof) immediately prior to the effective date of the Corporate Transaction or, in its sole discretion, the surviving corporation of the Corporate Transaction may (i) grant to optionees an option to purchase shares of the surviving corporation on substantially the same terms as the option granted under the Option Plan or (ii) provide optionees the choice of exercising the option prior to the consummation of the Corporate Transaction or receiving a replacement option. If Proposal 3 is approved by the Company's stockholders, the Option Plan will be amended to provide that any replacement options granted by the surviving corporation in connection with a Corporate Transaction will become immediately exercisable (without regard to the vesting provisions thereof), and remain exercisable for a period of at least 30 days, in the event the optionee's employment with the resulting company should subsequently terminate within two years following the effective date of the Corporate Transaction in respect of which the replacement options were granted, unless such employment is terminated by the Company for Cause, as defined below, or by the Optionee voluntarily without Good Reason, as defined below.

     In connection with this amendment, "Cause" will be defined in the Option Plan as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, conviction or confession of a crime punishable by law (except misdemeanor violations), or engaging in practices contrary to stock "insider trading" policies of the Company, in each case as determined by the Administrator.

     For purposes of this amendment, "Good Reason" will be defined as the occurrence of any of the following events or conditions:

     1. a change in the optionee's status, title, position or responsibilities (including reporting responsibilities) that represents a substantial reduction of the optionee's status, title, position or responsibilities in respect of the Company's business as in effect immediately prior thereto; the assignment to the optionee of substantial duties or responsibilities that are inconsistent with such status, title, position or responsibilities; or any removal of the optionee from or failure to reappoint or reelect the optionee to any of such positions, except in connection with the termination of the optionee's employment for Cause, for Disability (as defined by the Option Plan) or as a result of his or her death, or by the optionee other than for Good Reason;

     2.   a reduction in the optionee's annual base salary;

     3. the Company's requiring the optionee (without the optionee's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to the Corporate Transaction, except for reasonably required travel on the Company's business that is not materially greater than such travel requirements prior to such transaction;

     4. the Company's failure to (i) continue in effect any material compensation or benefit plan (or reasonable replacement therefor) in which the optionee was participating at the time of the Corporate Transaction including, but not limited to the Option Plan, or (ii) provide the optionee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction (or as in effect following such transaction, if greater); or

     5.   any material breach by the Company of any provision of the Option
          Plan.

     The purpose of Proposal 3 is to provide additional protection to employees of the Company in the event of a Corporate Transaction in which replacement options are granted by protecting the value of such options unless the employee is terminated for Cause or resigns without Good Reason. In the event of such a transaction, the Board of Directors deems it important to ensure that members of management are not distracted from their responsibilities by concerns over their personal situations and believes that such distraction can in part be avoided by ensuring that the value of options granted under the Option Plan will be realized, unless a member of management resigns voluntarily or is terminated for Cause. The Board of Directors believes that such additional protection will also enhance the ability of the Company to attract and retain excellent employees.

     Although not proposed for such purpose, Proposal 3 may have an anti-takeover effect by rendering it more expensive for an acquiror to terminate employees or reducing the acquiror's flexibility following a takeover. The Company is not aware of any present proposal or effort by any third party to take control of the Company.

     The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the meeting will be required to approve Proposal 3. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL 3 TO APPROVE AN AMENDMENT TO THE OPTION PLAN.

SUMMARY OF THE OPTION PLAN

     Purpose. The Board believes that the Option Plan has been and will continue to be an important method for the Company to provide incentives to key employees of the Company and its subsidiaries, to encourage proprietary interest in the Company and to attract new employees with outstanding qualifications. The increase in the number of shares of Common Stock is being proposed in order to permit the Board of Directors to continue to make available to existing and future employees benefits under the Option Plan.

     Eligibility And Administration. The Option Plan authorizes the Administrator (the "Administrator") which is defined as either the Board of Directors or a committee of at least three members appointed by the Board of Directors, to grant incentive stock options and nonstatutory stock options to the Company's employees (including officers and directors who are employees) for the purchase of shares of the Company's authorized but unissued or reacquired Common Stock. The current Administrator is the Compensation Committee of the Board of Directors. With the exception of directors who are not also employees of the Company and members of the Administrator, who, under the terms of the Option Plan, may not receive grants of options, the Administrator has complete discretion to select the eligible employees who are to be granted options. The Administrator also has the discretion to determine the number of shares subject to each option, designate each option as an incentive or nonstatutory stock option and otherwise interpret the Option Plan. The Administrator's interpretation and construction of the Option Plan is final and binding on the Company.

     The Compensation Committee has been appointed by the Board of Directors to administer the Option Plan. The members of the Compensation Committee are Frederick W. Beinecke as chairman, Patrick W. Collins, Thomas G. Mendell and Michael B. Wilson. Currently there are three executive officers, including one employee director, eligible to participate under the Option Plan. All employees of the Company are eligible to participate under the Option Plan. As of April 30, 1997, there were 249 employees, other than executive officers, holding options under the Option Plan.

     Options Granted Since Inception of the Option Plan. Through April 30, 1997, options have been granted under the Option Plan to (i) the Chief Executive Officer and other named executive officers set forth on page 16 hereof, (ii) each nominee for reelection as a director and (iii) each group, as set forth below, with exercise prices varying from $1.90 to $53.50, in the amounts indicated:

                                                               NUMBER OF UNDERLYING
                                                                     SHARES OF
NAME AND POSITION                                             COMMON STOCK GRANTED(1)
-----------------                                             -----------------------
George W. Off...............................................           514,000
Tommy D. Greer..............................................           245,000
Daniel D. Granger...........................................           180,700
Joseph A. Lillis, III (2)...................................           150,000
Philip B. Livingston........................................           120,000
Stephen I. D'Agostino.......................................                --
Thomas G. Mendell...........................................                --
Michael B. Wilson...........................................                --
All Executive Officers, as a Group..........................         1,059,700
All Non-Employee Directors, as a Group (2)(3)...............           241,600
All Employees other than Executive Officers, as a Group.....         3,393,312

---------------

(1) Of the options listed, options have been exercised for the following number of shares of Common Stock: Mr. Off 174,000, Mr. Greer 100,000, Mr. Granger 50,700, Mr. Livingston 1,500, Executive Officers 326,200, Non-Employee Directors 84,000 and All Employees other than Executive Officers 1,185,382.

(2) Of the options shown for Mr. Lillis and All Non-employee Directors, 120,000 and 77,600 were forfeited upon the resignation of Mr. Lillis and Ms. Monat, respectively, from employment with the Company.

(3) Non-employee directors are not eligible for grants under the Option Plan. The number shown represents options granted to Helene Monat prior to her resignation from employment with the Company.

     The Company will continue to make periodic grants under the Option Plan in a manner consistent with past practice.

     Shares Available for Issuance Under the Option Plan. Without taking into account Proposal 2's increase in the authorized number of shares of Common Stock available under the Option Plan, as of April 30, 1997, options to purchase 2,320,978 shares of Common Stock at prices ranging from $14.67 to $53.50 were outstanding under the Option Plan, and an additional 583,940 shares were available for future grants of options. On the same date, there were 18,205,472 shares of Common Stock outstanding. Thus, the proposed increase in shares available for the grant of new options under the Option Plan represents approximately 6% of the number of shares currently outstanding and subject to existing options.

     Grant and Exercise Of Options. Options issued under the Option Plan are designated as either incentive stock options or nonstatutory stock options. Incentive stock options are options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory options are options not intended to so qualify.

     The exercise price of options granted under the Option Plan may not be less than 100% of the fair market value of the Common Stock of the Company (as defined by the Option Plan) on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting rights of the outstanding Common Stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date, and the maximum term of any such incentive stock option must not exceed five years.

     Options are evidenced by written stock option agreements in a form approved by the Administrator from time to time, and no option is effective until the applicable stock option agreement has been executed by both parties thereto. Options granted under the Option Plan may become exercisable in cumulative increments over a period of months or years as determined by the Administrator, provided that no option may become exercisable prior to one (1) year following the grant thereof. Generally, options granted under the Option Plan over the last several years to continuing employees have become exercisable at the rate of 25% per year, commencing one year after the date of grant, although shorter vesting periods have been granted by the Administrator. Grants to new employees have generally become exercisable at a rate of 20% per year, commencing one year after the date of grant. The exercise price may be paid in cash or, if permitted by Administrator, in shares of the Company's Common Stock having a fair market value on the exercise date equal to the exercise price. Effective July 1, 1996, Optionees who also participate in the Company's Deferred Compensation Plan may elect, in lieu of receiving shares of Common Stock upon the exercise of nonstatutory options, to deposit the option profit (the difference between the aggregate option exercise price and the fair market value of the Common Stock on the date of exercise) into a phantom stock unit account under the Deferred Compensation Plan.

     No options granted under the Option Plan are exercisable after the expiration of six (6) years from the date of grant, and such options are subject to earlier termination if the optionee leaves the Company's employ. In addition, no employee may receive options under the Option Plan to purchase in excess of 300,000 shares, although options granted prior to April 1, 1994 are not counted in determining when an employee has reached such limitation. Further, the aggregate fair market value (as of the respective date or dates of grant) of the shares of Common Stock underlying incentive stock options that are exercisable for the first time by any optionee during any calendar year under the Option Plan and all other similar plans maintained by the Company may not exceed $100,000.

     In the event all or substantially all of the assets of the Company are sold, the Company engages in a merger where the Company does not survive or the Company is consolidated with another corporation, each outstanding option will become exercisable (without regard to the vesting provisions thereof) immediately prior to the effective date of the transaction or, in its sole discretion, the surviving corporation may (i) grant to optionees an option to purchase shares of the surviving corporation upon substantially the same terms as the option granted under the Option Plan or (ii) provide optionees the choice of exercising the option prior to the consummation of the transaction or receiving a replacement option. As described above, if Proposal 3 is approved, this provision will be amended to provide for the acceleration of replacement options if the optionee's employment is terminated without Cause or the optionee resigns with Good Reason within two years after the effective date of any such sale of assets, merger or consolidation.

     During the lifetime of the optionee, the option is exercisable only by optionee and is not assignable or transferable. In the event of the optionee's death, the option is not transferable other than by will or the laws of descent and distribution.

     Amendment And Termination. The Option Plan will continue in effect until terminated by the Board or until expiration of the Option Plan on April 26, 1999. The Board may suspend or discontinue the Option Plan or revise or amend it, provided that, without the approval of the Company's stockholders, no such revision or amendment may:

      (i) Materially increase the benefits accruing to participants under the Option Plan;

     (ii)  Increase the number of shares which may be issued under the Option
           Plan;

    (iii) Change the designation of classes of persons eligible to receive options under the Option Plan;

     (iv) Modify the Option Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission; or

      (v) Amend the Option Plan to defeat the purpose of the above restrictions on amendments.

     Federal Income Tax Consequences. The following discussion is intended only as a general summary of the federal income tax consequences to participants and the Company with respect to the Option Plan. The discussion is based on current laws which are subject to change at any time or which may be interpreted differently. The discussion does not address tax consequences under the laws of any state, local or foreign jurisdiction, nor does it address federal and state estate, inheritance and gift taxes. Further, the tax treatment of each participant will depend in part upon such participant's particular tax situation.

     The Code provides favorable tax treatment for incentive stock options. Incentive stock options are subject to certain requirements which are set forth in the Option Plan. Generally, upon the grant of an incentive stock option, and upon the exercise of the incentive stock option during employment or within three months after termination of employment, the optionee will not realize any income. However, any appreciation in the value of the shares from the date of grant will generally be an item of adjustment at the time of exercise in determining the optionee's potential liability for alternative minimum tax. The alternative minimum tax may produce a higher tax than the regular income tax applicable to the optionee.

     The sale or disposition of Common Stock purchased upon exercise of an incentive stock option is generally a taxable event. The optionee will realize a gain or loss in an amount equal to the difference between his or her basis (normally the exercise price) in the Common Stock and the proceeds from the sale or disposition. If the Common Stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the incentive stock option and is held for at least one year after exercise of the incentive stock option (the "Holding Period"), any gain or loss resulting from the sale or disposition of the Common Stock will be treated as long term capital gain or loss. If Common Stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of the Holding Period (a "Disqualifying Disposition"), the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or the excess of the sale price over the exercise price, whichever is less, will be treated as ordinary income in the year of disposition. However, any additional gain will be taxed as capital gain. If an optionee disposes of the Common Stock more than one year after the date of exercise, such capital gain or loss will be treated as long term capital gain or loss.

     The Company normally is not entitled to a deduction with respect to incentive stock options. However, in the event of a Disqualifying Disposition, the Company is entitled to deduct the ordinary income realized by the optionee. Optionees are required to notify the Company of any Disqualifying Dispositions.

     No taxable income will be realized by an optionee upon the grant of a nonqualified stock option. Upon exercise of a nonstatutory stock option, the optionee must include in his or her income the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The Company may deduct this amount provided the Company satisfies the applicable reporting requirements. An optionee's new basis in the Common Stock acquired upon exercise of a nonstatutory stock option will generally be the fair market value of the shares on the date of exercise. Upon a subsequent disposition of such Common Stock, the optionee will ordinarily realize a capital gain or loss to the extent of any intervening appreciation or depreciation. If an optionee disposes of the Common Stock more than one year after the date of exercise, such capital gain or loss will be treated as long term capital gain or loss.

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

                                  (PROPOSAL 4)

     The Board of Directors has selected Arthur Andersen LLP to audit the financial statements of the Company for the year ending March 31, 1998. Arthur Andersen LLP has audited the Company's financial statements since 1985. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF THE ACCOUNTING FIRM ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his firm, if he so desires.

                         TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed of Messrs. Beinecke as Chairman, Collins, Mendell and Wilson, all of whom are independent directors. The Committee is responsible to the Board and indirectly to stockholders for assuring that:

     1. The Company's human resource policies are effective in attracting, retaining and developing outstanding executive talent;

     2.   The Company has succession plans for senior management positions;

     3. The Company's total compensation program supports the Company's business goals and strategies, reinforces desired corporate behaviors, and properly recognizes performance; and

     4. The Company's compensation levels are internally equitable and externally competitive.

     The Committee sets compensation policies designed to maintain a strong relationship between performance and rewards, to align the interests of the executive officers with those of the stockholders and to actively encourage ownership of the Company's Common Stock. The Committee's actions with regard to executive officers who are members of the Board are subject to Board approval.

EXECUTIVE COMPENSATION POLICY

     The Company's compensation program is designed to attract, motivate, reward and retain the management talent required to achieve aggressive corporate growth and profitability objectives, and thereby increase stockholder value. It is the Company's policy to provide conservatively competitive base salaries to attract and retain highly capable managers, attractive annual incentive bonuses to encourage and reward achievement of the Company's annual growth and profitability goals, and significant equity opportunities to align the interests of management with those of stockholders.

     Because of the unique position the Company occupies within its market sector, there are few peer companies with which the Company can compare its management compensation. Consequently, the Compensation Committee does not rely solely on competitive surveys to set management compensation levels. However, the Compensation Committee does review the executive compensation levels in other publicly held growth companies in related and other industries, and obtains advice from independent consultants as to the Company's pay practices and levels.

     The tax deductibility of a senior executive's compensation is limited to $1 million a year unless such compensation is "performance based" or meets other exemptions under the Code. It is the Company's policy to structure and administer its compensation program for executives to maximize the tax deductibility of executive compensation.

EXECUTIVE COMPENSATION PROGRAM

     The principal elements of the executive compensation program are base salary, annual incentive bonuses and stock options. Key management personnel receive each element of compensation in various combinations, with the portion of total compensation provided by annual incentive bonuses and stock options increasing at higher management levels.

BASE SALARIES

     The Compensation Committee reviews the salaries paid to the Company's executive officers and considers increases based on several factors, including competitive compensation data, individual performance, internal relationships and the performance and prospects of the Company. Base salaries for two executive officers, Messrs. Granger and Livingston, increased effective January 1, 1997 and May 1, 1997, respectively, by an average of 13%. Two other executive officers listed on the Summary Compensation Table (Messrs. Greer and Lillis) were not eligible for base salary increases. See, footnotes (c) and (d) to the Summary Compensation Table on page 16. Also see, "-- Committee Decisions Affecting Chief Executive Officer's Compensation" for a discussion of increases in Mr. Off's salary.

ANNUAL INCENTIVE BONUSES

     Annual incentive bonuses are awarded to the Company's senior management under the annual management incentive plan. Bonuses are set as a maximum percentage of salary by management level and are earned based on individual and Company performance in relation to financial and non-financial objectives set by the Compensation Committee. Bonus maximums range from 20% of salary up to 80% of salary. The objectives for senior management are recommended by the Chief Executive Officer and approved by the Compensation Committee. Cash payments under the annual management incentive plan ranged from 10% to 44% of individual employee's salary for fiscal 1997.

     Bonuses for fiscal year 1997 were less than bonuses paid for fiscal year 1996. The Compensation Committee set aggressive goals for the management of the Company for fiscal year 1997, which goals were substantially, although not fully, achieved. Examples of the Company's performance include a 28% increase in revenue and a 20% increase in earnings per share for fiscal 1997 as compared to increases of 18% and 29%, respectively, for fiscal 1996. In light of such results, the Compensation Committee deemed it appropriate to award bonuses to the Company's senior management, although generally not as large as those awarded the year before.

STOCK OPTIONS

     Annual stock option grants are recommended by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. Grants are based on several factors, including an evaluation of individual performance, tenure with the Company and management level. Special grants are considered to attract experienced managers to join the Company. The Compensation Committee believes that employee stock options are highly important to retain key employees and align employee interests with the stockholders' interests.

COMMITTEE DECISIONS AFFECTING CHIEF EXECUTIVE OFFICER'S COMPENSATION

     In February 1997, Mr. Off's base salary for fiscal 1997 was increased by the Compensation Committee to $400,000 retroactively effective to May 1, 1996, a 52% increase over the prior year. Mr. Off's salary level was determined based on his performance and contribution to the Company's performance as evaluated by the Compensation Committee and upon the Compensation Committee's examination of information provided by a survey of executive compensation of other companies similar to the Company.

     As stated above, bonuses paid to executive officers for fiscal 1997 were less than bonuses paid for fiscal 1996 as a result of the Company's financial objectives for fiscal 1997 not being fully achieved. Mr. Off's bonus for fiscal 1997 was determined by the Compensation Committee based on specific financial and non-financial performance goals. Mr. Off's incentive bonus of $82,240 for fiscal 1997, 21% of his salary, was based upon the Compensation Committee's evaluation of his performance and contribution to the Company's achievements in fiscal 1997, in which increases in revenue, net income and earnings per share were 28%, 24% and 20%, respectively, over the prior year. In relation to this performance, Mr. Off's annual compensation for fiscal 1997 (salary paid and bonus earned) was 20% higher than his annual compensation for the prior year.

     In addition, the Compensation Committee granted a stock option for the purchase of 50,000 shares to Mr. Off for fiscal 1997.

RESPECTFULLY SUBMITTED,

Frederick W. Beinecke   Patrick W. Collins  Thomas G. Mendell  Michael B. Wilson

         COMPENSATION OF EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                              SHARES OF
                                                                            COMMON STOCK
                                        FISCAL                               UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY(a)($)   BONUS($)   OPTIONS GRANTED   COMPENSATION(b)
---------------------------             ------   ------------   --------   ---------------   ---------------
George W. Off                            1997      388,375       82,240         50,000           69,396
  President, Chief Executive             1996      248,630      145,000         50,000           50,676
  Officer and Director                   1995      229,100      154,421         40,000           22,172

Tommy D. Greer (c)                       1997      284,744       87,549             --           19,114
  Chairman of the Board                  1996      250,016      120,000             --           20,394
                                         1995      248,150      145,609        145,000            6,000

Daniel D. Granger                        1997      220,000      110,000         50,000           21,633
  Executive Vice President               1996      195,100      115,000             --           45,225
  Sales, and President, CMS              1995      185,329       84,873             --           23,748

Joseph A. Lillis, III (d)                1997      220,789       90,300             --           91,146
  Executive Vice President,              1996       35,558       10,711        150,000           23,492
  Retail and Corporate Development

Philip B. Livingston (e)                 1997      188,247       65,000             --           73,491
  Senior Vice President                  1996       90,694       45,000        100,000           83,375
  and Chief Financial Officer

---------------
(a) Salary includes all before-tax contributions by the employee to the Company's Deferred Compensation Plan.

(b) Other compensation includes Company matching contributions and all earnings (vested and non-vested) contributed by the Company under the Company's Deferred Compensation Plan and reimbursement for moving expenses.

(c) Effective January 1997, Mr. Greer's responsibilities were reduced with Mr. Off assuming certain of Mr. Greer's day-to-day responsibilities.

(d) Effective April 25, 1997, Mr. Lillis tendered his resignation as an Executive Vice President and employee of the Company. Mr. Lillis had served in such capacity since January, 1996.

(e) Mr. Livingston joined the Company as Senior Vice President and Chief Financial Officer in October, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION
                                               % OF TOTAL                              FOR OPTION TERM($)(b)
                                 OPTIONS     OPTIONS GRANTED   EXERCISE   EXPIRATION   ----------------------
                                GRANTED(a)    TO EMPLOYEES     PRICE($)      DATE         5%          10%
                                ----------   ---------------   --------   ----------   --------    ----------
George W. Off (CEO)...........    50,000          7.65%         38.75      4/29/01      535,296     1,182,863
Tommy D. Greer................        --            --             --           --           --            --
Daniel D. Granger.............    50,000          7.65%         38.75      4/29/01      535,296     1,182,863
Joseph A. Lillis, III.........        --            --             --           --           --            --
Philip B. Livingston..........        --            --             --           --           --            --

---------------

(a) Options granted generally have a term of five years, and become exercisable at the rate of 25% per year, commencing one year after the date of grant, except for options associated with a new hire which generally have a term of six years, become exercisable at the rate of 20% per year, and are subject to early termination in certain instances relating to termination of employment.

(b) Potential Realizable Value is based on the assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration of the option. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                                        AT FISCAL YEAR END
                                                     ---------------------------------------------------------
                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                              OPTIONS             IN-THE-MONEY OPTIONS($)(a)
                          ACQUIRED        VALUE      ---------------------------   ---------------------------
                         ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         -----------   -----------   -----------   -------------   -----------   -------------
George W. Off (CEO)....     7,000(b)     507,938       182,500        107,500       4,199,938        959,063
Tommy D. Greer.........        --             --       135,672          9,328       2,382,740        163,823
Daniel D. Granger......     3,500        164,938        50,000         50,000       1,068,750         12,500
Joseph A. Lillis,
  III..................        --             --        30,000        120,000(c)      255,000      1,020,000(c)
Philip B. Livingston...     1,500         42,188        18,500         80,000         249,750      1,080,000

---------------

(a) The closing price of the Company's Common Stock was $39.00 per share on March 31, 1997, the last business day of the fiscal year.

(b) George W. Off exercised options to purchase 10,500 shares of Common Stock of which 236.14 shares were withheld for payment of the exercise price, 3,263.86 shares were deferred under the Company's Deferred Compensation Plan and are held as phantom stock units and 7,000 shares were issued to Mr. Off.

(c) Effective with his resignation as an employee of the Company on April 25, 1997, Mr. Lillis forfeited options relating to such 120,000 shares, which were not then exercisable.

COMMON STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total return to stockholders since March 31, 1992 with that of the New York Stock Exchange Index and a peer group consisting of those public companies traded on an exchange and listed under the Standard Industry Classification (S.I.C.) Code 731 for Advertising, and other related S.I.C. Codes.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        CATALINA MARKETING CORPORATION,
                   NYSE MARKET INDEX AND PEER GROUP INDEX(1).

                                 CATALINA        NYSE MKT
     MEASUREMENT PERIOD         MARKETING       VALUATION       PEER GROUP      PEER GROUP
   (FISCAL YEAR COVERED)           CORP           INDEX        INDEX - OLD     INDEX - NEW
3/31/92                                  100             100             100             100
3/31/93                                  139             115             121             122
3/31/94                                  160             119             127             140
3/31/95                                  174             133             155             156
3/31/96                                  274             173             224             192
3/31/97                                  274             202             255             227

     Assumes $100 invested on March 31, 1992, in Catalina Marketing Corporation at a closing price of $14.25 on such date, the New York Stock Exchange and the peer group defined. Historical results are not necessarily indicative of future performance.
---------------

(1) The Company has constructed a new peer group index for purposes of this Proxy Statement, designed to more closely align the entities included with the Company. The new peer group is made up of: Acxiom Corporation, Advo, Inc., Concord EFS, Inc., CUC International, Inc., Dun & Bradstreet Corporation, Grey Advertising, Inc., Heritage Media Corporation, Information Resources, Inc., PIA Merchandising Services, Inc., Quick Response Services, Inc. and Valassis Communications, Inc. For comparison purposes, information regarding the peer group used by the Company in its 1996 Proxy Statement is also included. The old peer group index is made up of: Ackerly Communication, Inc., All American Communications, Inc., 4 Kids Entertainment Inc., Greenstone Roberts Advertising, Inc., Grey Advertising, Inc., Heritage Media Corporation, Interpublic Group of Companies, Inc., Omnicom Group, and WPP Group Plc.

NON-EMPLOYEE DIRECTOR COMPENSATION

     In addition to grants made pursuant to the Company's 1992 Director Stock Grant Plan, non-employee directors receive $1,500 per day for each one day meeting attended in person, including committee meetings. The Chairman of each committee receives $3,000 annually. Also, non-employee directors receive a fee of $300 for each telephonic Board or committee meeting of less than one hour, or a fee of $1,500 for such telephonic meetings which are in excess of one hour. All expenses in connection with attendance at such meetings are paid by the Company. Also, upon each election or reelection of a non-employee director such director receives an aggregate of 2,000 restricted shares of Common Stock pursuant to the Company's 1992 Director Stock Grant Plan, as amended.

                          FUTURE STOCKHOLDER PROPOSALS

     The Company must receive at its principal office appearing on the front page of this Proxy Statement before February 19, 1998, any proposal which a stockholder wishes to submit to the 1998 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1997. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CATALINA MARKETING CORPORATION, 11300 9TH STREET NORTH, ST. PETERSBURG, FLORIDA 33716. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors

                                          /s/ GEORGE W. OFF
                                          George W. Off
                                          President and Chief Executive Officer

June 19, 1997

                                                                      APPENDIX A
                                                                           FINAL
                                                                         6/19/97

                           SECOND AMENDED AND RESTATED
                         CATALINA MARKETING CORPORATION
                             1989 STOCK OPTION PLAN*


              1.      PURPOSE.

                      The Plan is intended to provide incentive to key employees and directors of the Corporation and its Subsidiaries, to encourage proprietary interest in the Corporation, and to attract new employees and directors with outstanding qualifications.

              2.      DEFINITIONS.

                      Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates otherwise.

                      (a) "Act" shall mean the Securities Act of 1933, as amended.

                      (b) "Administrator" shall mean the Board or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board, as described in Section 4 of the Plan.

                      (c) "Board" shall mean the Board of Directors of the Corporation.

                      (d) "Cause" in respect of an Optionee shall mean the dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, conviction or confession of a crime punishable by law (except misdemeanor violations), or engaging in practices contrary to stock "insider trading" policies of the Corporation, by such Optionee in each case as determined by the Administrator, with such determination to be conclusive and binding on such affected Optionee and all other persons.

                      (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

--------------------------------------------------------------------------------

*             Amended and Restated to include revisions adopted
January 28, 1992, April 19, 1994, April 30, 1996 and April
22, 1997.

                      (f) "Committee" shall mean the committee appointed by the Board in accordance with Section 4 of the Plan.

                      (g) "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Corporation.

                      (h) "Corporation" shall mean Catalina Marketing Corporation, a Delaware corporation, or any successor hereunder.

                      (i) "Disability" shall mean the condition of an Employee who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                      (j) "Disinterested Person" shall have the meaning assigned to this phrase in Rule 16b-3 of the Securities and Exchange Commission adopted under the Exchange Act.

                      (k) "Employee" shall mean an individual who is employed (within the meaning of Section 3401 of the Code and the regulations thereunder) by the Corporation or a Subsidiary.

                      (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                      (m) "Exercise Price" shall mean the price per Share of Common Stock, determined by the Administrator, at which an Option may be exercised.

                      (n) "Fair Market Value" shall mean the value of one (1) Share of Common Stock, determined as follows, without regard to any restriction other than a restriction which, by its terms, will never lapse:

                               (1)      If the Shares are traded on a nationally
recognized exchange or the National Market System (the "NMS") of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), the closing price as reported for composite transactions on the date of valuation or, if no sales occurred on that date, then the average of the highest bid and lowest ask prices on such exchange or the NMS at the end of the day on such date;

                               (2)      If the Shares are not traded on an
exchange or the NMS but are otherwise traded over-the-counter, the average of the highest bid and lowest asked prices quoted in the NASDAQ system as of the close of business on the date of valuation, or, if on such day such security is not quoted in the NASDAQ system, the average of the representative bid and asked prices on such date in the domestic over-the-counter market as reported by the National Quotation Bureau, Inc., or any similar successor organization; and

                               (3)      If neither (1) nor (2) applies, the fair
market value as determined by the Administrator in good faith. Such determination shall be conclusive and binding on all persons.

                      (o) "Good Reason" in respect of an Optionee shall mean the occurrence of any of the following events or conditions following a Terminating Transaction:

                               (1)      A change in the Optionee's status,
title, position or responsibilities (including reporting responsibilities) that represents a substantial reduction of the status, title, position or responsibilities in respect of the Corporation's business as in effect immediately prior thereto; the assignment to the Optionee of substantial duties or responsibilities that are inconsistent with such status, title, position or responsibilities; or any removal of the Optionee from or failure to reappoint or reelect the Optionee to any of such positions, except in connection with the termination of the Optionee's employment for Cause, for Disability or as a result of his or her death, or by the Optionee other than for Good Reason;

                               (2)      A reduction in the Optionee's annual
base salary;

                               (3)      The Corporation's requiring the Optionee
(without the Optionee's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Terminating Transaction, except for reasonably required travel on the Corporation's business that is not materially greater than such travel requirements prior to such Terminating Transaction;

                               (4)      The Corporation's failure to (i)
continue in effect any material compensation or benefit plan (or a reasonable replacement therefor) in which the Optionee was participating at the time of a Terminating Transaction, including, but not limited to the Plan, or (ii) provide the Optionee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to a Terminating Transaction (or an in effect following the Terminating Transaction, if greater); or

                               (5)      Any material breach by the Corporation
of any provision of the Plan.

                      (p) "Incentive Stock Option" shall mean an option described in Section 422(b) of the Code.

                      (q) "Nonstatutory Stock Option" shall mean an option not described in Section 422(b) or 423(b) of the Code.

                      (r) "Option" shall mean any stock option granted pursuant to the Plan.

                      (s) "Option Profit" shall mean the amount (not less than zero) by which the Fair Market Value of a share of Common Stock subject to a Nonstatutory Stock Option on the date of a Participant's exercise of a Nonstatutory Stock Option exceeds the exercise price of such Nonstatutory Stock Option.

                      (t) "Optionee" shall mean a Participant who has received an Option.

                      (u) "Participant" shall have the meaning assigned to it in Section 5(a) hereof.

                      (v) "Plan" shall mean this Amended and Restated Catalina Marketing Corporation 1989 Stock Option Plan, as it may be amended from time to time.

                      (w)      "Purchase Price" shall mean the Exercise
Price times the number of Shares with respect to which an Option is exercised.

                      (x)      "Retirement" shall mean the voluntary
cessation of employment by an Employee at such time as may be specified in the then current personnel policies of the Corporation, in the sole discretion of the Administrator or, in lieu thereof, upon the attainment of age sixty-five
(65) and the completion of not less than twenty (20) years of service with the Corporation or a Subsidiary.

                      (y) "Share" shall mean one (1) share of Common Stock, adjusted in accordance with Section 10 of the Plan (if applicable).

                      (z) "Subsidiary" shall mean any subsidiary corporation as defined in Section 424(f) of the Code.

                      (aa) "Terminating Transaction" shall have the meaning assigned to it in Section 10 hereof.

              3.      EFFECTIVE DATE.

                      The Plan was adopted by the Board effective
April 26, 1989, subject to the approval of the Corporation's stockholders pursuant to Section 14 of the Plan, and amended effective January 28, 1992 and April 19, 1994, in each case subject to the approval of the Corporation's stockholders to the extent set forth in Sections 12 and 14 of the Plan.

              4.      ADMINISTRATION.

                      The Plan shall be administered, in the discretion of the Board from time to time, by the Board or by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three (3) members of the Board, none of whom shall be eligible to receive Options under the Plan. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Board shall appoint one of the members of the Committee as Chairman. The Administrator shall hold meetings at such times and places as it may determine. Acts of a majority of the Administrator at which a quorum is present, or acts reduced to or approved in writing by a unanimous consent of the members of the Administrator, shall be the valid acts of the Administrator.

                      The Administrator shall from time to time at its discretion select the Employees who are to be granted Options, determine the number of Shares to be subject to Options to be granted to each Optionee and designate such Options as Incentive Stock Options or Nonstatutory Stock Options. A Committee or Board member shall in no event participate in any determination relating to Options held by or to be granted to such Board member. The interpretation and construction by the Administrator of any provisions of the Plan or of any Option granted thereunder shall be final. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

                      If the Common Stock is registered under Section 12 of the Exchange Act, then notwithstanding the first or second sentences of the immediately preceding paragraph, after such registration, selection of officers for participation and decisions concerning the timing, pricing and amount of an Option shall be made solely by the Board, if each member is a Disinterested Person, or by the Committee, each of the members of which is a Disinterested Person.

              5.      PARTICIPATION.

                      (a)      Eligibility.

                               The Optionees shall be such Employees (who
may be officers, whether or not they are directors) (collectively, "Participants"; individually a "Participant") as the Administrator may select subject to the terms and conditions of Section 5(b) below:

                      (b)      Ten-Percent Stockholders.

                               A Participant who owns more than ten percent
(10%) of the total combined voting power of all classes of outstanding stock of the Corporation, its parent or any of its Subsidiaries shall not be eligible to receive an Incentive Stock Option unless (i) the Exercise Price of the Shares subject to such Option is at least one hundred ten percent (110%) of the Fair Market Value of such Shares on the date of grant and (ii) in the case of an Incentive Stock Option, such Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

                      (c)      Stock Ownership.

                               For purposes of Section 5(b) above, in
determining stock ownership, a Participant shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (by whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such Participant holds an Option or any other option if (as of the time the Option or such other option is granted) the terms of such Option or other option provide that it will not be treated as an Incentive Stock Option, shall not be counted.

                      (d)      Outstanding Stock

                               For purposes of Section 5(b) above,
"outstanding stock" shall include all stock actually issued and outstanding immediately after the grant of the Option to the Optionee. "Outstanding stock" shall not include shares authorized for issuance under outstanding Options held by the Optionee or by any other person.

              6.      STOCK.

                      The stock subject to Options granted under the Plan shall be Shares of the Corporation's authorized but unissued or reacquired Common Stock. The aggregate number of Shares which may be issued upon exercise of Options under the Plan shall not exceed two million two hundred fifty thousand (2,250,000).* Effective April 22, 1997, subject to stockholder approval, the number of Shares remaining for issuance hereunder has been increased by 1,250,000 Shares. The number of Shares subject to Options outstanding at any time shall not exceed the number of Shares remaining available for issuance under the Plan. In the event that any outstanding Option for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option or the Shares so reacquired may again be made subject to an Option. The limitations established by this Section 6 shall be subject to adjustment in the manner provided in Section 10 hereof upon the occurrence of an event specified therein. Commencing April 1, 1994, no Person shall receive Options under the Plan relating to in excess of 300,000 Shares; provided, however, that any Options granted to an Optionee prior to such date are not affected by this limitation and do not count in determining whether an individual Optionee has received Options in excess of such limitation.

--------------------------------------------------------------------------------

* On July 15, 1996, a two-for-one split of the Corporation's Common Stock was effected. Pursuant to Section 10, the number of Shares covered by the Plan as reflected in Section 6 was adjusted to reflect such stock split such that the number of Shares remaining for issuance under the Plan as of July 15, 1996 was doubled. This adjustment is not reflected above.

              7.      TERMS AND CONDITIONS OF OPTIONS.

                      (a)      Stock Option Agreements.

                               Options shall be evidenced by written stock
option agreements in such form as the Administrator shall from time to time determine. Such agreements need not be identical but shall comply with and be subject to the terms and conditions set forth below. No Option shall be effective until the applicable stock option agreement is executed by both parties thereto.

                      (b)      Optionee's Undertaking.

                               Each Optionee shall agree to remain in the
employ or service of the Corporation or a Subsidiary and to render services for a period as shall be determined by the Administrator, from the date of the granting of the Option, but such agreement shall not impose upon the Corporation or its Subsidiaries any obligation to retain the Optionee in their employ or service for any period.

                      (c)      Number of Shares.

                               Each Option shall state the number of Shares
to which it pertains and shall provide for the adjustment thereof in accordance with the provisions of Section 10 hereof.

                      (d)      Exercise Price.

                               Each Option shall state the Exercise Price.
The Exercise Price shall not be less than the Fair Market Value on the date of grant and, in the case of an Incentive Stock Option granted to an Optionee described in Section 5(b) hereof, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

                      (e)      Medium and Time of Payment.

                               The Purchase Price shall be payable in full
in United States dollars upon the exercise of the Option; provided, however, that if the applicable option agreement so provides, or the Administrator, in its sole discretion otherwise approves thereof, the Purchase Price may be paid by the surrender of Shares in good form for transfer, owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the Purchase Price, or in any combination of cash and Shares, as long as the sum of the cash so paid and the Fair Market Value of the Shares so surrendered equals the Purchase Price.

                               In the event the Corporation determines that
it is required to withhold state or Federal income tax as a result of the exercise of an Option, as a condition to the exercise thereof, an Optionee may be required to make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of Shares registered in the name of the Optionee, or by the Corporation not issuing such number of Shares subject to the Option, having a Fair Market Value at the time of exercise equal to the amount to be withheld or (iii) any combination of (i) and (ii) above. If the Common Stock is registered under
Section 12 of the Exchange Act and if the Optionee is an officer or director of the Corporation subject to Section 16(b) of the Exchange Act, an election under the preceding sentence may only be made during the period beginning on the third business day following the date of release of quarterly and annual summary statements of sales and earnings as provided by Rule 16b-3(e)(3)(iii) of the Securities and Exchange Commission and ending on the twelfth business day following such date. The election need not be made during the ten day window period if counsel to the Corporation determines that compliance with such requirement is unnecessary.

                               If the Corporation is required to register
under Section 207.3 of Regulation G of the Board of Governors of the Federal Reserve System (Title 12 Code of Federal Regulations Part 207), then so long as such registration is in effect, the credit extended by the Corporation to an Optionee for the purpose of paying the Purchase Price shall conform to the requirements of such Regulation G.

                               Upon a duly made deferral election by an
Optionee eligible to participate under the Corporation's Deferred Compensation Plan, Shares otherwise issuable to the Optionee upon the exercise of a Nonstatutory Stock Option and payment of the Purchase Price by the surrender of Shares in accordance with the first paragraph of this Section 7(e), will not be delivered to the Optionee. In lieu of delivery of such Shares, the Common Stock Account of the Optionee maintained pursuant to the Corporation's Deferred Compensation Plan shall be credited with a number of stock units having a value, calculated pursuant to such plan, equal to the Option Profit associated with the exercised Nonstatutory Stock Option. Such deferral of Option Profit under the Corporation's Deferred Compensation Plan is available to Optionees only if the Shares surrendered in payment of the Purchase Price upon the exercise of a Nonstatutory Stock Option have been held by the Optionee for at least six months.

                      (f)      Term and Nontransferability of Options.

                               Each Option shall state the time or times
when all or part thereof becomes exercisable; provided, however, that no Option shall become exercisable prior to one (1) year following the grant thereof. No Option shall be exercisable after the expiration of six (6) years (or less, in the discretion of the Administrator) from the date it was granted, and no Incentive Stock Option granted to an Optionee described in Section 5(b) hereof shall be exercisable after the expiration of five (5) years (or less, in the discretion of the Administrators) from the date it was granted. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee and shall not be assignable or transferable. In the event of the Optionee's death, the Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution.

                               If the Common Stock is registered under
Section 12 of the Exchange Act, all Options granted thereafter to an officer of the Corporation shall be subject to the limitation that such Options shall not be exercised within six months from the date of grant except that this limitation shall not apply in the event the death or Disability of the Optionee occurs prior to the expiration of the six-month period.

                      (g) Cessation of Employment (Except by Death, Disability or Retirement).

                               If an Optionee ceases to be an Employee for
any reason other than his or her death, Disability or Retirement, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within ninety (90) days (or such shorter period as the Administrator may determine) after cessation of employment, but, except as otherwise provided in the applicable option agreement, only to the extent that, at the date of cessation of employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable option agreement and had not previously been exercised. The foregoing notwithstanding, a stock option agreement may, in the sole discretion of the Administrator, but need not, provide that the Option shall cease to be exercisable on the date of such cessation if such cessation arises by reason of termination for cause (as defined in the applicable stock option agreement) or if the Optionee upon cessation becomes an employee, director or consultant of a person or entity that the Administrator, in its sole discretion, determines is in direct competition with the Corporation.

                               For purposes of this Section 7(g) the
employment relationship shall be treated as continuing intact while the Optionee is on military leave, sick leave or other bona fide leave of absence (to be determined in the sole discretion of the Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the ninetieth
(90th) day after the Optionee ceased active employment, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

                               If the Common Stock is registered under
Section 12 of the Exchange Act, with respect to any Option held by an officer of the Corporation that was granted within six (6) months of a Change in Control (as hereinafter defined), and notwithstanding the ninety (90)-day exercise period referred to in the first paragraph of this subsection (g), if such Optionee ceases to be an Employee after such Change in Control, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise such Option at any time during the one month period immediately following the six (6)-month period commencing with the grant of such Option. For the purposes of this Section 7(g), a "Change in Control" shall be deemed to occur upon (i) the sale of all or substantially all of the assets of the Corporation, (ii) any person or group of persons acquiring the ownership or right to vote shares constituting greater than fifty percent (50%) of the outstanding capitalization of the Corporation or (iii) the consummation of a merger or consolidation of the Corporation where the stockholders of the Corporation immediately prior to such merger or consolidation do not own at least fifty percent (50%) of the voting equity (in terms of the right to vote for the election of directors) of the entity which is the surviving entity following such merger or consolidation.

                      (h)      Death of Optionee.

                               If an Optionee dies while a Participant, or
after ceasing to be a Participant but during the period in which he or she could have exercised the Option under this Section 7, and has not fully exercised the Option, then the Option may be exercised in full, subject to the restrictions referred to in Section 7(f) above, at any time within twelve (12) months (or such shorter period as the Administrator may determine) after the Optionee's death by the executor or administrator of his or her estate or by any person or persons who have acquired the Option directly from the Optionee by bequest or inheritance, but, except as otherwise provided in the applicable option agreement, only to the extent that, at the date or death, the Optionee's right to exercise such Option had accrued and had not been forfeited pursuant to the terms of the applicable option agreement and had not previously been exercised.

                      (i)      Disability of Optionee.

                               If an Optionee ceases to be an Employee by
reason of Disability, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within twelve (12) months (or such shorter period as the Administrator may determine) after such cessation of employment, but, except as provided in the applicable option agreement, only to the extent that, at the date of such cessation of employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable option agreement and had not previously been exercised.

                      (j)      Retirement of Optionee.

                               If an Optionee ceases to be an Employee by
reason of Retirement, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within ninety (90) days (or such longer or shorter period as the Administrator may determine) after cessation of employment, but only to the extent that, at the date of cessation of employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable option agreement and had not previously been exercised.

                      (k)      Rights as a Stockholder.

                               An Optionee, or a permitted transferee of an
Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. After such issuance of a stock certificate for such Shares, the Optionee shall have all rights as a stockholder including, without limitation, the right to vote any such Shares. No adjustment shall be made for dividends (ordinary or extra-ordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10 hereof.

                      (l)      Modification, Extension and Renewal of
Options.

                               Within the limitations of the Plan, the
Administrator may modify an Option, accelerate the rate at which an Option may be exercised or extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

                      (m)      Other Provisions.

                               The stock option agreements authorized under
the Plan may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Option or the transfer of Shares of stock following exercise of the Option) as the Administrator shall deem advisable.

              8.      LIMITATION ON ANNUAL AWARDS.

                      The aggregate Fair Market Value (determined as of the date an Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries, shall not exceed $100,000.

              9.      TERM OF PLAN.

                      Options may be granted pursuant to the Plan until the expiration of the Plan on April 26, 1999.

              10.     RECAPITALIZATIONS.

                      Subject to any required action by stockholders, the number of Shares covered by the Plan as provided in Section 6 hereof, the number of Shares covered by each outstanding Option and the Exercise Price thereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Corporation.

                      Subject to any required action by stockholders, if the Corporation shall merge with another corporation and the Corporation is the surviving corporation in such merger and under the terms of such merger the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding Option shall continue to apply to the Shares subject thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of Shares subject to the Option would have been entitled as a result of the merger. If the Corporation sells all, or substantially all, of its assets, or the Corporation merges (other than a merger of the type described in the immediately preceding sentence) or consolidates with another corporation (each a "Terminating Transaction"), this Plan and each Option shall terminate; provided that in such event (i) each Optionee to whom no Option has been tendered by the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation) in accordance with all of the terms of clause (ii) or (iii) immediately below, shall have the right, for a period of at least thirty days, until five days before the effective date of such sale, merger or consolidation, to exercise, in whole or in part, any unexpired Option or Options issued to him or her, without regard to the installment or vesting provisions of any option agreement, or (ii) in its sole and absolute discretion, the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation) may, but shall not be so obligated, (I) tender to all Optionees with then outstanding Options under the Plan an option or options to purchase shares of the surviving or acquiring corporation (or of the parent corporation of the surviving or acquiring corporation), which new option or options contain such terms and provisions as shall be required substantially to preserve the rights and benefits of all Options then held by such

Optionees or, (II) grant the choice to all Optionees with then outstanding Options of (A) exercising the Options in full as described in clause (i) above or (B) receiving a replacement Option as set forth in clause (ii)(I), or (iii) if the Common Stock is registered under Section 12 of the Exchange Act, with respect to any Option held by a director or officer of the Corporation that was granted within six (6) months prior to the effectiveness of the proposed sale, merger or consolidation (a "Designated Option"), the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation) shall tender to such Optionee with respect to the Designated Option a new option or options to purchase shares of the surviving or acquiring corporation (or of the parent corporation of the surviving or acquiring corporation), which new option or options contain such terms or provisions as shall be required substantially to preserve the rights and benefits of such Designated Option, provided that if the surviving or acquiring corporation (or its parent) does not tender options to all non-officer and non-director Optionees in accordance with clause (ii) above, then the option or options exchanged for such Designated Option shall permit the Optionee to exercise such substitute option or options in whole or in part, without regard to any installment or vesting provisions, at any time after the expiration of six months from the original date of grant of the Designated Option. A dissolution or liquidation of the Corporation, other than a dissolution or liquidation immediately following a sale of all or substantially all of the assets of the Corporation, which shall be governed by the immediately preceding sentence, shall cause each Option to terminate. In the event an Optionee exercises any unexpired Option or Options prior to the effectiveness of a sale of all or substantially all of the Corporation's assets or a merger or consolidation of the Corporation with another corporation in accordance with clause (i) of this
Section 10, such exercise of any Option or Options shall be subject to the consummation of such sale, merger or consolidation. If such sale, merger or consolidation is not consummated, any otherwise unexpired Option or Options shall be deemed to have not been exercised, and the Optionee and the Corporation shall take all steps necessary to achieve this effect including, without limitation, the Optionee delivering to the Corporation the stock certificate representing the Shares issued upon the exercise of the Option, endorsed in favor of the Corporation, and the Corporation returning to the Optionee the consideration representing the Purchase Price paid by the Optionee upon the exercise of the Option.

                      Notwithstanding any other provision of the Plan to the contrary and except as otherwise expressly provided in the applicable stock option agreement, the vesting or similar installment provisions relating to the exercisability of any replacement option tendered to an Optionee pursuant to or as a result of, or relating to, a Terminating Transaction under clauses (ii) or
(iii) of the preceding paragraph shall be accelerated and the Optionee shall have the right, for a period of at least thirty days, to exercise such option in the event the Optionee's employment or services should subsequently terminate within two years following the effectiveness of the Terminating Transaction in respect of which such replacement options were granted, unless such employment or services are terminated by the Corporation for Cause or by the Optionee voluntarily without Good Reason, or such employment or services are terminated due to the death or Disability of the Optionee. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to the foregoing without the Optionee's consent, if the result would be to cause such option not to be treated as an Incentive Stock Option.

                      To the extent that the foregoing adjustments relate to securities of the Corporation, such adjustments shall be made by the Administrator, whose determination shall be conclusive and binding on all persons.

                      Except as expressly provided in this Section 10, the Optionee shall have no rights by reason of any subdivision of consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option.

                      The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

              11.     SECURITIES LAW REQUIREMENTS.

                      (a)      Legality of Issuance.

                               No Shares shall be issued upon the exercise
of any Option unless and until the Corporation has determined that:

                           (i) it and the Optionee have taken all actions
required to register the offer and sale of the Shares under the Act, or to perfect an exemption from the registration requirements thereof;

                          (ii) any applicable listing requirement of
any stock exchange on which the Common Stock is listed has been satisfied; and

                         (iii) any other applicable provision of state or
Federal law has been satisfied.

                      (b) Restrictions on Transfer; Representations of Optionee; Legends.

                               Regardless of whether the offering and sale
of Shares under the Plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the sale of Shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, each Optionee shall be required to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel. Stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend (or similar legend in the discretion of the Administrator) and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

                      "THE SECURITIES REPRESENTED BY
                      THIS CERTIFICATE HAVE NOT BEEN
                      REGISTERED UNDER THE SECURITIES
                      ACT OF 1933. THESE SECURITIES
                      HAVE BEEN ACQUIRED FOR
                      INVESTMENT AND NOT WITH A VIEW
                      TO DISTRIBUTION AND MAY NOT BE
                      OFFERED FOR SALE, SOLD, PLEDGED
                      OR OTHERWISE TRANSFERRED IN THE
                      ABSENCE OF AN EFFECTIVE
                      REGISTRATION STATEMENT FOR SUCH
                      SECURITIES UNDER THE SECURITIES
                      ACT OF 1933 OR AN OPINION OF
                      COUNSEL REASONABLY SATISFACTORY
                      IN FORM AND CONTENT TO THE
                      ISSUER THAT SUCH REGISTRATION IS
                      NOT REQUIRED UNDER SUCH ACT."

                               Any determination by the Corporation and its
counsel in connection with any of the matters set forth in this Section 11 shall be conclusive and binding on all persons.

                      (c)      Registration or Qualification of Securities.

                               The Corporation may, but shall not be
obligated to, register or qualify the sale of Shares under the Act or any other applicable law. The Corporation shall not be obligated to take any affirmative action in order to cause the sale of Shares under the Plan to comply with any law.

                      (d)      Exchange of Certificates.

                               If, in the opinion of the Corporation and its
counsel, any legend placed on a stock certificate representing Shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

              12.     AMENDMENT OF THE PLAN.

                      The Board may from time to time, with respect to any Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without the approval of the Corporation's stockholders, no such revision or amendment shall:

                      (a) Materially increase the benefits accruing to Participants under the Plan;

                      (b) Increase the number of Shares which may be issued under the Plan;

                      (c) Change the designation in Section 5 hereof with respect to the classes of persons eligible to receive Options;

                      (d) Upon the registration of the Common Stock under Section 12 of the Exchange Act, modify the Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission for the exemption of the acquisition, cancellation, expiration or surrender of Options from the operation of Section 16(b) of the Exchange Act; or

                      (e)      Amend this Section 12 to defeat its purpose.

              13.     APPLICATION OF FUNDS.

                      The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of an Option will be used for general corporate purposes.

              14.     APPROVAL OF STOCKHOLDERS.

                      The original adoption of the Plan was subject to approval by the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the first annual meeting of stockholders of the Corporation following the adoption of the Plan, and in no event later than April 26, 1990, which approval was obtained. The amendments to the Plan adopted by the Board on January 28, 1992, April 19, 1994 and April 30, 1996, were subject to approval by the affirmative vote of such a majority, which approvals were obtained. The effectiveness of the amendments to Section 6 and
Section 10 of the Plan adopted by the Board on April 22, 1997 are also subject to approval by the stockholders of the Corporation at a meeting to be held on July 22, 1997, and none of such amendments to the Plan shall be effective until so approved. Any additional amendment described in Section 12 shall also be subject to approval by the Corporation's stockholders.

              15.     EXECUTION.

                      To record the adoption of the Plan by the Board on April 26, 1989, and the amendments described on the first page hereof, the Corporation has caused its authorized officers to affix the corporate name and seal hereto.

                                        CATALINA MARKETING CORPORATION

                                        By  /s/ Tommy D. Greer
                                          --------------------
                                          Tommy D. Greer, Chairman


                                        By  /s/ Barry A. Brooks
                                          --------------------
                                          Barry A. Brooks, Secretary

[Seal]

                                                                     APPENDIX B


P                       CATALINA MARKETING CORPORATION
R
O               ANNUAL MEETING OF STOCKHOLDERS - JULY 22, 1997
X         THIS PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS
Y
                The undersigned, having recieved the notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith, hereby appoints George W. Off and Barry A. Brooks as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Catalina Marketing Corporation (the "Company") held of record by the undersigned on June 3, 1997, at the Annual Meeting of Stockholders to be held at the Company's offices, 11300 9th Street North, St. Petersburg, Florida 33716, on Tuesday, July 22, 1997 and at any adjournment or postponement thereof.

                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW AND FOR EACH OTHER PROPOSAL LISTED BELOW.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



--------------------------------------------------------------------------------
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

                                                            Please mark   [X]
                                                           your votes as
                                                            indicated in
                                                           this example.




1. Election of Class III Directors                      FOR   AGAINST   ABSTAIN
   Stephen I. D'Agostino, Thomas G. Mendell             [ ]     [ ]       [ ]
   and Michael B. Wilson.

   INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided:


   -----------------------------------------------


2. Proposal to amend the Company's Amended and          FOR   AGAINST   ABSTAIN
   Restated 1989 Stock Option plan (the "Option         [ ]     [ ]       [ ]
   Plan") to increase by 1,250,000 the number of shares of common stock available for the grant of options thereunder.



3. Proposal to amend the Option Plan to provide for     FOR   AGAINST   ABSTAIN
   acceleration of options if an optionee's employment  [ ]     [ ]       [ ]
   is terminated under certain circumstances following a sale of the Company.


4. Proposal to ratify and approve the selection of      FOR   AGAINST   ABSTAIN
   Arthur Andersen LLP as the Company's Independent     [ ]     [ ]       [ ]
   public accountants.


5. At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.













Signature(s)                                          Date
             ----------------------------------------      ---------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
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